EXHIBIT 16.1

[Form of Letter from Marcum LLP to SEC]

July 29, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Infinity Augmented Reality, Inc. under Item 4.01 of its Form 8-K, dated July 23, 2014. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Infinity Augmented Reality, Inc. contained therin.

Very truly yours,

    Marcum LLP